Exhibit 99.1

Analyst Contact:

Kurt Abkemeier

investorrelations@inteliquent.com

FOR IMMEDIATE RELEASE

INTELIQUENT REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

Sixth Consecutive Quarter of Growth in Billed Minutes

Financial and operating highlights include:

•	Minutes of use for full year 2014 increased 13.0% compared to full year 2013; 4Q 2014 minutes of use increased 14.8% compared to 4Q 2013.

•	Voice revenue for full year 2014 increased 9.9% compared to full year 2013; 4Q 2014 voice revenue increased 10.4% compared to 4Q 2013.

•	Net income of $38.5 million for full year 2014 and $10.1 million for 4Q 2014.

•	Adjusted EBITDA (a non-GAAP financial measure) of $79.9 million for full year 2014 and $20.1 million for 4Q 2014.

•	Financial estimates for full year 2015 of $215 million to $230 million of revenue; $75 million to $81 million of Adjusted EBITDA (a non-GAAP financial measure); and $11 million to $13 million of capital expenditures.

CHICAGO, February 26, 2015 – Inteliquent, Inc. (Nasdaq: IQNT), a leading provider of voice services, today announced its financial results for the fourth quarter of 2014.

“We are very pleased with the results for the fourth quarter and the full year,” said Ed Evans, Chief Executive Officer of Inteliquent. “We had another record quarter for carrying minutes across our network, while continuing to maintain our margins. It was another strong quarter and our annual results reflect the highest annual voice revenue in the history of the Company.”

Fourth Quarter Results

Inteliquent generated voice revenue of $55.4 million in the fourth quarter of 2014, an increase of 10.4%, or $5.2 million, from $50.2 million of voice revenue in the fourth quarter of 2013. The increase related primarily to an increase in minute volumes. Minutes of use increased 14.8% to 34.9 billion minutes in the fourth quarter of 2014, compared to 30.4 billion minutes in the fourth quarter of 2013. Average rate per minute for the fourth quarter of 2014 was $0.00158, a decrease of 4.2%, compared to $0.00165 for the fourth quarter of 2013.

Revenue from continuing operations for the fourth quarter of 2014 was $55.4 million, an increase of 14.2%, or $6.9 million, from $48.5 million for the fourth quarter of 2013. Included in revenue from continuing operations for the fourth quarter of 2013 is a $1.7 million adjustment related to the global data business sold on April 30, 2013. Data operations for the Americas reporting unit did not meet all criteria required to receive discontinued operations accounting treatment. Excluding the revenue adjustment from data operations in the Americas reporting unit for the fourth quarter of 2013, revenue from continuing operations increased $5.2 million in the fourth quarter of 2014. The increase in revenue from continuing operations is primarily related to an increase in minute volumes.

Network and facilities expense for the fourth quarter of 2014 was $24.0 million, a decrease of 0.8%, or $0.2 million, from $24.2 million for the fourth quarter of 2013. Network and facilities expense for the fourth quarter of 2013 included $1.1 million related to the global data business sold on April 30, 2013. Excluding costs from data operations in the Americas reporting unit for the fourth quarter of 2013, network and facilities expense increased $0.9 million in the fourth quarter of 2014. The increase in network and facilities expense was primarily due to an increase in minute volumes.

Combined operating expenses consisting of Operations, Sales and Marketing, and General and Administrative expenses were $12.2 million for the fourth quarter of 2014, an increase of 14.0%, or $1.5 million, from $10.7 million for the fourth quarter of 2013. The fourth quarter of 2013 amount includes $0.4 million of data sales related expenses associated with our Americas reporting unit that did not qualify for discontinued operations accounting treatment. Excluding expenses from data operations in the Americas reporting unit for the fourth quarter of 2013, combined operating expenses increased $1.9 million in the fourth quarter of 2014. The increase was primarily due to an increase of $1.2 million in personnel related expenses as a result of increased headcount and an increase of $0.8 million in professional services.

Depreciation and amortization expense was $2.7 million for the fourth quarter of 2014, or 4.9% of revenue, compared to $3.1 million for the fourth quarter of 2013, or 6.4% of revenue. The decrease of $0.4 million in depreciation and amortization expense resulted from a lower depreciable base of assets due to less capital expenditures during the current year.

Income from continuing operations in the fourth quarter of 2014 was $10.1 million, compared to income from continuing operations of $11.2 million for the fourth quarter of 2013.

Adjusted EBITDA (a non-GAAP financial measure) from continuing operations in the fourth quarter of 2014 was $20.1 million, an increase of 11.7% or $2.1 million, from $18.0 million for the fourth quarter of 2013. See “Use of Non-GAAP Financial Measures” below for a discussion of the presentation of Adjusted EBITDA and reconciliation to Net income.

Free Cash Flow (a non-GAAP financial measure) in the fourth quarter of 2014 was $16.3 million, an increase of 5.8% or $0.9 million, from $15.4 million for the fourth quarter of 2013. See “Use of Non-GAAP Financial Measures” below for a discussion of the presentation of Free Cash Flow and a reconciliation to Net income.

Full Year Results

Inteliquent generated voice revenue of $220.5 million for the year ended December 31, 2014, an increase of 9.9%, or $19.9 million, from $200.6 million of voice revenue for the year ended December 31, 2013. The increase related primarily to an increase in minute volumes. Minutes of use increased 13.0% to 136.6 billion minutes for the year ended December 31, 2014, compared to 120.9 billion minutes for the year ended December 31, 2013. Average rate per minute for the year ended December 31, 2014 was $0.00161, a decrease of 3.0%, compared to $0.00166 for the year ended December 31, 2013.

Revenue from continuing operations for the year ended December 31, 2014 was $220.5 million, an increase of 4.2%, or $8.8 million, from $211.7 million for the year ended December 31, 2013. Included in revenue from continuing operations for 2013 is $10.4 million related to the global data business sold on April 30, 2013, and $0.7 million of associated transition services and related revenue. Data operations for the Americas reporting unit did not meet all criteria required to receive discontinued operations accounting treatment. Excluding the revenue from data operations in the Americas reporting unit and associated transition services and related revenue for the year ended December 31, 2013, revenue from continuing operations increased $19.9 million. The increase in revenue from continuing operations is primarily related to an increase in minute volumes.

Network and facilities expense for the year ended December 31, 2014 was $95.0 million, an increase of 0.1%, or $0.1 million, from $94.9 million for the year ended December 31, 2013. Network and facilities expense for 2013 included $4.5 million related to the global data business sold on April 30, 2013. Excluding costs from data operations in the Americas reporting unit, network and facilities expense increased $4.6 million. The increase in network and facilities expense was primarily due to an increase in minute volumes.

Combined operating expenses consisting of Operations, Sales and Marketing, and General and Administrative expenses were $49.4 million for the year ended December 31, 2014, a decrease of 6.6%, or $3.5 million, from $52.9 million for the year ended December 31, 2013. The 2013 amount includes $1.5 million of data sales related expenses associated with our Americas reporting unit that did not qualify for discontinued operations accounting treatment. Excluding expenses from data operations in the Americas reporting unit, combined operating expenses decreased $2.0 million. The decrease was primarily due to $2.4 million of charges recognized in 2013 associated with the previously announced internal investigation conducted by the Company’s Audit Committee.

Depreciation and amortization expense was $11.8 million for the year ended December 31, 2014, or 5.4% of revenue, compared to $14.7 million for the year ended December 31, 2013, or 6.9% of revenue. The decrease of $2.9 million in depreciation and amortization expense resulted from a lower depreciable base of assets due to less capital expenditures during the current year.

On April 30, 2013, the Company completed its divestiture of the global data business. The agreement governing the sale contained certain provisions governing post-closing adjustments to the purchase price. During the year ended December 31, 2014, the Company recorded a $1.1 million loss on the sale of the global data business as a result of the settlement with the buyer regarding the purchase price adjustments. During the year ended December 31, 2013, the Company recorded a gain of $28.8 million on the sale of the global data business.

Income from continuing operations for the year ended December 31, 2014 was $38.5 million, compared to income from continuing operations of $64.3 million for the year ended December 31, 2013.

Adjusted EBITDA (a non-GAAP financial measure) from continuing operations for the year ended December 31, 2014 was $79.9 million, an increase of 14.3% or $10.0 million, from $69.9 million for the year ended December 31, 2013. See “Use of Non-GAAP Financial Measures” below for a discussion of the presentation of Adjusted EBITDA and reconciliation to Net income.

Free Cash Flow (a non-GAAP financial measure) for the year ended December 31, 2014 was $69.8 million, an increase of 21.4% or $12.3 million, from $57.5 million for the year ended December 31, 2013. See “Use of Non-GAAP Financial Measures” below for a discussion of the presentation of Free Cash Flow and a reconciliation to Net income.

2015 Business Outlook

Inteliquent’s financial estimates for full year 2015 are as follows:

•	Revenue is expected to be between $215 million and $230 million.

•	Adjusted EBITDA (a non-GAAP financial measure) is expected to be between $75 million and $81 million.

•	Capital expenditures are expected to be between $11 million and $13 million.

Conference Call & Web Cast

The fourth quarter conference call will be held on Thursday, February 26, 2015 at 10:00 a.m. (ET). A live web cast of the conference call as well as a replay will be available online on the Company’s corporate web site at www.inteliquent.com. Participants can also access the call by dialing 1-888-378-0320 (within the United States and Canada), or 1-719-457-2661 (international callers) and entering the conference ID number: 1973713. A replay of the call will be available approximately two hours after the call has ended and will be available until 11:59 a.m. (ET) on March 28, 2015. To access the replay, dial 1-888-203-1112 (within the United States and Canada), or 1-719-457-0820 (international callers) and enter the conference ID number: 1973713.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release are forward-looking statements. The words “anticipates,” “believes,” “efforts,” “expects,” “estimates,” “projects,” “proposed,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Factors that might cause such differences include, but are not limited to: the effects of competition, including direct connects, and downward pricing pressure resulting from such competition; our regular review of strategic alternatives; the impact of current and future regulation, including intercarrier compensation reform enacted by the Federal Communications Commission; the risks associated with our ability to successfully develop and market new voice services, many of which are beyond our control and all of which could delay or negatively affect our ability to offer or market new voice services; the ability to develop and provide other new services; technological developments; the ability to obtain and protect intellectual property rights; the impact of current or future litigation; the potential impact of any future acquisitions, mergers or divestitures; natural or man-made disasters; the ability to attract, develop and retain executives and other qualified employees; the ability to identify and successfully attract a highly qualified successor to the Chief Executive Officer and his or her future performance; the length of time required to complete an executive search; cooperation by key parties during the Chief Executive Officer transition process; changes in general economic or market conditions; matters arising out of or related to the impairment charge and financial forecasting practices that were the subject of an investigation by the Company’s Audit Committee; the possibility that the Securities and Exchange Commission may disagree with the Audit Committee’s findings and may require a restatement of financial statements or additional or different remediation; the possibility of litigation or other actions related to the impairment charge and financial forecasting practices that were subject to investigation by the Audit Committee and related matters; and other important factors included in our reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section of our Annual Report on Form 10-K for the period ended December 31, 2013, as such Risk Factors may be updated from time to time in subsequent reports. Furthermore, such forward-looking statements speak only as of the date of this press release. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

About Inteliquent

Inteliquent is a leading provider of wholesale voice services for carriers and service providers. Inteliquent is used by nearly all national and regional wireless carriers, cable companies and CLECs in the markets it serves, and its network carries approximately eleven billion minutes of traffic per month. Please visit Inteliquent’s website at www.inteliquent.com and follow us on Twitter @Inteliquent.

The consolidated statements of income, balance sheets and statements of cash flows are unaudited and subject to reclassification.

INTELIQUENT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands, except per share amounts)	2014	2013	2014	2013
Revenue	$55,365	$48,528	$220,508	$211,661
Operating expense:
Network and facilities expense (excluding depreciation and amortization)	23,960	24,151	94,995	94,867
Operations	7,355	6,107	29,296	28,595
Sales and marketing	722	904	3,264	5,554
General and administrative	4,141	3,667	16,840	18,772
Depreciation and amortization	2,681	3,147	11,817	14,652
(Gain) loss on sale of property and equipment	(31)	(34)	(60)	192
(Gain) loss on sale of Americas Data assets	—	(5,620)	1,081	(28,791)

Total operating expense	38,828	32,322	157,233	133,841

Income from operations	16,537	16,206	63,275	77,820

Other expense (income):
Interest expense (income)	14	47	51	(6)
Other (income) expense	—	(1)	(2)	4

Total other expense (income)	14	46	49	(2)

Income from continuing operations before provision for income taxes	16,523	16,160	63,226	77,822
Provision for income taxes	6,417	5,000	24,703	13,524

Income from continuing operations	10,106	11,160	38,523	64,298
Income (loss) from discontinued operations, net of provision for income taxes	—	3,294	—	(3,808)
(Loss) on sale of discontinued operations, net of provision for income taxes	—	(5,620)	—	(4,837)

Net income	$10,106	$8,834	$38,523	$55,653

Earnings per share - continuing operations:
Basic	$0.30	$0.35	$1.17	$1.99
Diluted	$0.30	$0.34	$1.15	$1.97
Loss per share - discontinued operations:
Basic	$—	$(0.07)	$—	$(0.27)
Diluted	$—	$(0.07)	$—	$(0.27)
Earnings per share - net income:
Basic	$0.30	$0.27	$1.17	$1.72
Diluted	$0.30	$0.27	$1.15	$1.71
Weighted average number of shares outstanding:
Basic	33,316	32,194	32,887	32,306
Diluted	33,785	32,501	33,384	32,557
Dividends paid per share:	$0.15	$0.06	$0.45	$1.44

INTELIQUENT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,
(In thousands, except per share amounts)	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$104,737	$77,004
Receivables — net of allowance of $2,336 and $900, respectively	32,766	22,200
Deferred income taxes-current	836	720
Prepaid expenses	2,198	2,375
Other current assets	1,320	1,977

Total current assets	141,857	104,276
Property and equipment—net	23,678	25,815
Restricted cash	345	125
Deferred income taxes-noncurrent	3,284	5,495
Other assets	1,007	1,534

Total assets	$170,171	$137,245

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,607	$2,176
Accrued liabilities:
Taxes payable	1,263	2,437
Circuit cost	7,266	8,987
Rent	2,015	2,071
Payroll and related items	3,079	3,079
Other	897	1,674

Total current liabilities	16,127	20,424

Commitments and contingencies
Shareholders’ equity:
Preferred stock—par value of $.001; 50,000 authorized shares; no shares issued and outstanding at December 31, 2014 and December 31, 2013	—	—
Common stock—par value of $.001; 150,000 authorized shares; 33,458 shares and 32,215 shares issued and outstanding at December 31, 2014 and December 31, 2013, respectively	33	32
Less treasury stock, at cost; 3,351 shares at December 31, 2014 and December 31, 2013	(51,668)	(51,668)
Additional paid-in capital	217,628	203,989
Accumulated deficit	(11,949)	(35,532)

Total shareholders’ equity	154,044	116,821

Total liabilities and shareholders’ equity	$170,171	$137,245

INTELIQUENT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Years Ended December 31,
(In thousands)	2014	2013
Operating
Net income	$38,523	$55,653
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	11,817	15,894
Deferred income taxes	8	(2,295)
(Gain) loss on sale of property and equipment	(60)	458
Provision for uncollectible accounts	1,925	900
Loss (gain) on sale of Americas Data assets	1,081	(28,791)
Loss on sale of discontinued operations	—	4,837
Non-cash share-based compensation	4,269	6,163
Gain on intercompany foreign exchange transactions	—	56
Excess tax benefit associated with share-based payments	(1,090)	(262)
Changes in assets and liabilities, net of effect of acquisitions and dispositions:
Receivables	(12,491)	4,281
Other current assets	(247)	180
Other noncurrent assets	2,614	199
Accounts payable	(175)	(3,830)
Accrued liabilities	(5,716)	3,922

Net cash provided by operating activities	40,458	57,365

Investing
Purchase of property and equipment	(10,090)	(12,470)
Proceeds from sale of property and equipment	72	28
Sale of other investments	—	534
Proceeds from sale of discontinued operations, net of transaction costs	—	42,587
Proceeds from sale of Americas Data assets, net of transaction costs	—	4,203
(Increase) decrease in restricted cash	(220)	837

Net cash (used for) provided by investing activities	(10,238)	35,719

Financing
Proceeds from the exercise of stock options	12,476	468
Restricted shares withheld to cover employee taxes paid	(1,113)	(808)
Dividends paid	(14,940)	(45,922)
Payments made for repurchase of common stock	—	(1,565)
Excess tax benefit associated with share-based payments	1,090	262

Net cash used for financing activities	(2,487)	(47,565)

Effect of exchange rate changes on cash	—	6
Net increase in cash and cash equivalents	27,733	45,525

Cash and cash equivalents — Beginning	77,004	31,479

Cash and cash equivalents — End	$104,737	$77,004
Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$—	$—
Cash paid for taxes	$25,759	$12,695
Supplemental Disclosure of Noncash Flow Items:
Investing activity — Accrued purchases of property and equipment	$1,348	$1,742

The following table includes selected financial and operational metrics, sequentially, for the last five quarters.

Selected Financial and Operational Metrics

	Three Months Ended					Years Ended
(In thousands, except per share amounts)	Dec. 31 2013	Mar. 31 2014	Jun. 30 2014	Sep. 30 2014	Dec. 31 2014	Dec. 31 2013	Dec. 31 2014

Total Revenue	$48.5	$56.2	$54.9	$54.0	$55.4	$211.7	$220.5
Adjusted EBITDA	$18.0	$20.2	$19.5	$20.0	$20.1	$69.9	$79.9
Total Capital Expenditures	$2.6	$2.6	$2.7	$1.0	$3.8	$12.5	$10.1
Free Cash Flow	$15.4	$17.6	$16.8	$19.0	$16.3	$57.5	$69.8
Voice Revenue	$50.2	$56.2	$54.9	$54.0	$55.4	$200.6	$220.5
Average Revenue per Minute	$0.00165	$0.00170	$0.00162	$0.00156	$0.00158	$0.00166	$0.00161

Minutes of Use (in millions):
Local
Local Transit Services	14,330	15,178	15,513	15,706	15,040	56,105	61,437

Switched Access (Long Distance)
Termination Services	11,306	12,539	13,161	13,878	15,123	46,822	54,701
Origination Services	4,790	5,418	5,222	5,038	4,768	17,999	20,446

Total Minutes of Use	30,426	33,135	33,896	34,622	34,931	120,926	136,584

# of Employees	143	149	154	155	160	143	160

Use of Non-GAAP Financial Measures

In this press release we disclose “Adjusted EBITDA” and “Free Cash Flow”, which are non-GAAP financial measures. For purposes of SEC rules, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure, calculated and prepared in accordance with generally accepted accounting principles in the United States (GAAP).

EBITDA is defined as net income before (a) interest expense, net (b) income tax expense and (c) depreciation and amortization. Adjusted EBITDA is defined as EBITDA as further adjusted to eliminate: non-cash share-based compensation; as well as non-recurring amounts incurred in connection with the discontinuation of our hosted service offering, severance payments, professional and legal fees incurred in connection with the internal investigation conducted by our Audit Committee; a payment received under our insurance policy related to Hurricane Sandy; and the gain on sale of the global data business. We believe that the presentation of Adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists in analyzing and benchmarking the performance and value of our business. We believe that presenting Adjusted EBITDA facilitates company-to-company operating performance comparisons of companies within the same or similar industries by backing out differences caused by variations in capital structure, taxation and depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. These measures provide an assessment of controllable operating expenses and afford management the ability to make decisions, which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. They provide an indicator for management to determine if adjustments to current spending decisions are needed. Furthermore, we believe that the presentation of Adjusted EBITDA has economic substance because it provides important insight into our profitability trends, as a component of net income, and allows management and investors to analyze operating results with and without the impact of depreciation and amortization, interest and income tax expense, non-cash share-based compensation, amounts incurred in connection with the discontinuation of our hosted service offering, severance payments, professional and legal fees incurred in connection with the internal investigation conducted by our Audit Committee, a payment received under our insurance policy related to Hurricane Sandy, and the gain on sale of the global data business. Accordingly, these metrics measure our financial performance based on operational factors that management can impact in the short-term, namely the operational cost structure and expenses of our business. In addition, we believe Adjusted EBITDA is used by securities analysts, investors and other interested parties in evaluating companies, many of which present an EBITDA measure when reporting their results. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as depreciation, amortization and interest and taxes, necessary to operate our business. We disclose the reconciliation between EBITDA and Adjusted EBITDA and net income below to compensate for this limitation. While we use net income as a significant measure of profitability, we also believe that Adjusted EBITDA, when presented along with net income, provides balanced disclosure which, for the reasons set forth above, is useful to investors in evaluating our operating performance and profitability. Adjusted EBITDA included in this press release should be considered in addition to, and not as a substitute for, net income as calculated in accordance with generally accepted accounting principles as a measure of performance.

Free Cash Flow is defined as Adjusted EBITDA less capital expenditures as disclosed in the Consolidated Statement of Cash Flows. Free Cash Flow represents the cash that a company is able to generate after cash expenses and capital expenditures necessary to maintain or expand its asset base. Management believes that Free Cash Flow is a relevant metric to provide investors, as it is an indicator of the Company’s ability to generate cash that can potentially be used by the Company for capital investments, acquisitions, payment of dividends or share repurchases. There are material limitations to using Free Cash Flow to measure the Company’s performance as it excludes certain material items such as cash used to pay income taxes and dividends. Free Cash Flow should not be used as a substitute for net change in cash and cash equivalents on the Consolidated Statements of Cash Flows.

The following is a reconciliation of net income to EBITDA, Adjusted EBITDA and Free Cash Flow:

	Three Months Ended					Years Ended
(In thousands, except per share amounts)	Dec. 31 2013	Mar. 31 2014	Jun. 30 2014	Sep. 30 2014	Dec. 31 2014	Dec. 31 2013	Dec. 31 2014

Net income (loss) *	$8,834	$9,193	$9,448	$9,776	$10,106	$55,653	$38,523
Interest expense (income) *	(1)	2	17	18	14	(6)	51
Provision (benefit) for income taxes *	5,000	6,127	6,036	6,123	6,417	13,750	24,703
Depreciation and amortization	3,146	3,141	3,010	2,985	2,681	15,894	11,817

EBITDA	$16,979	$18,463	$18,511	$18,902	$19,218	$85,291	$75,094
Non-cash share-based compensation	994	1,024	1,085	1,159	1,001	6,163	4,269
Hosted services	(8)	(358)	(117)	(28)	(75)	(458)	(578)
Severance	15	—	—	—	—	894	—
Internal investigation	3	—	—	—	—	2,427	—
Insurance recovery	—	—	—	—	—	(423)	—
Loss (gain) on sale of global data business *	(1)	1,081	—	—	—	(23,954)	1,081

Adjusted EBITDA	$17,982	$20,210	$19,479	$20,033	$20,144	$69,940	$79,866

Capital Expenditures	2,564	2,582	2,685	1,012	3,811	12,470	10,090

Free Cash Flow	$15,418	$17,628	$16,794	$19,021	$16,333	$57,470	$69,776

*	For comparison purposes, amounts include results from the global data business for the respective periods, prior to divestiture on April 30, 2013, which are reported as discontinued operations in the Company’s consolidated statements of operations.